PRESS RELEASE


Monday, March 22, 1999

KV Pharmaceutical Completes Acquisition of First Brand Product

ST. LOUIS, March 22/PRNewswire/ -- KV Pharmaceutical Company (Amex: KVA - news, KVB - news) announced today that it has completed, as expected, the $36 million purchase of the worldwide rights and trademark for the product Micro-K(R) from Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products Corporation (NYSE:
AHP - news).

The Micro-K(R) product line had combined worldwide net sales of over $18.5 million in 1998 and competes in a total U.S. market of over $318 million for prescription potassium supplementation products. As previously announced, the product will be promoted by KV as a part of a group of brand name products that KV is planning to launch. The Company stated that revenues generated by the addition of Micro K(R) line is expected to have a net positive impact on earnings during the full fiscal year ending March 31, 2000.

KV Pharmaceutical Company is the 16th fastest-growing company among the 100 fastest-growing companies in America, according to an article in the September 28, 1998, edition of "Fortune" magazine. KV is a leader in the research and development, manufacturing and marketing of controlled release and tastemasked forms of drug products using proprietary drug delivery and tastemasking technologies and is a leading marketer of technology distinguished generic pharmaceuticals.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this release contain information that is not historical, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.